Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GLOBALSANTAFE CORPORATION

(Exact Name of Company as Specified in Its Charter)

Cayman Islands	15375 Memorial Drive Houston, Texas 77079-4101	98-0108989
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices and Zip Code)	(I.R.S. Employer Identification No.)

GLOBALSANTAFE 2003 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

James L. McCulloch

Senior Vice President and General Counsel

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079-4101

(Name and Address of Agent for Service)

(281) 925-6000

(Telephone Number, Including Area Code,

of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Ordinary Shares, par value $.01 per share	2,775,725 shares	$62.60	$173,760,385	$5,335

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares to be offered or sold pursuant to the GlobalSantaFe Employee Long-Term Incentive Plan to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales prices of the Ordinary Shares of the Company reported on the New York Stock Exchange on March 23, 2007.

EXPLANATORY NOTE

On June 7, 2005, the shareholders of GlobalSantaFe Corporation, a Cayman Islands company (the “Company”) approved amendments to the GlobalSantaFe 2003 Long-Term Incentive Plan (the “Plan”) to reduce the number of shares authorized for issuance for future awards under the Plan to 4,500,000 and increase the number of shares available for full-value stock awards. This Registration Statement on Form S-8 (the “Registration Statement”) registers the offering and sale under the Plan of 2,775,725 ordinary shares, par value $.01 per share (“Ordinary Shares”), of the Company. Immediately prior to the 2005 Annual General Meeting of Shareholders, there were 1,724,275 ordinary shares available for future grants under the Plan, the offering of which was registered pursuant to a registration statement on Form S-8 filed on February 10, 2004. This registration statement registers the difference between the 4,500,000 ordinary shares authorized by the shareholders for future grants and the previously registered shares.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of Company information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on February 1, 2007, and February 20, 2007; and

(c)	The description of the Ordinary Shares, under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Amendment No. 2 to Registration Statement on Form 8-A/A filed with the Commission on December 15, 2006, as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated herein by reference to the Annual Report on Form 10-K of GlobalSantaFe Corporation for the year ended December 31, 2006, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our proved oil and natural gas reserves in the United States was prepared by Netherland, Sewell and Associates, Inc., and has been incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report. In addition, certain information with respect to our proved oil and natural gas reserves in the United Kingdom was prepared by the firm of DeGolyer and MacNaughton, and has been incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands Law

Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud, willful neglect or willful default. The Company’s amended and restated articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law.

Amended and Restated Articles of Association

Article XXVII of the Company’s amended and restated articles of association provides that:

The Company will indemnify, except in respect of willful default or fraud, to the full extent at the date such articles of association were adopted or thereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company (including his serving for, on behalf of or at the request of the Company as a director, officer employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company) against any expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent at the date such articles of association were adopted or thereafter permitted by law.

The board of directors may, notwithstanding any interest of the directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Section 27.1(a) of Article XXVII, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article XXVII.

The provisions of Article XXVII will be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of such articles of association, whether arising from acts or omissions to act occurring before or after the adoption of such articles of association. The provisions of Article XXVII will be deemed to be a contract between the Company and each director, officer, employee or agent who serves in such capacity at any time while this Article XXVII and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.

If any provision of Article XXVII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions thereof. The rights of indemnification and advancement of expenses provided in Article XXVII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such officer, Director, employee or agent may otherwise be entitled or permitted by contract, vote of shareholders or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals, except in respect of willful default or fraud, shall be made to the fullest extent permitted by law.

Insurance

We maintain Directors and Officers Liability Insurance coverage that reimburses sums paid by us as indemnification to our directors and officers against specific liabilities. Except for some policy terms, conditions and exclusions, such Directors and Officers Liability Insurance covers losses that the insureds become legally obligated to pay because of claims first made against the insureds. These claims must be made during the policy period and result from wrongful acts that are actually or allegedly caused, committed or attempted by the insureds before the end of the policy period. Wrongful acts include any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers.

Indemnity Agreements

We are currently a party to indemnification agreements with each of our officers and directors. Under these agreements, we indemnify persons against specific liabilities due to their service as directors and/or officers. However, the actions that are the basis for the liabilities must have been made in good faith and with a reasonable belief that the actions were not opposed to our best interests. For criminal proceedings, the director or officer must have had reasonable cause to believe his conduct was lawful. The indemnity agreements are binding agreements that may not be modified unless by a signed writing executed by us and the indemnitee.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description
4.1*	—	Amended and Restated Memorandum of Association of GlobalSantaFe Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 25, 2006).

4.2*	—	Amended and Restated Articles of Association of GlobalSantaFe Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 25, 2006).

4.3*	—	GlobalSantaFe 2003 Long-Term Incentive Plan as amended and restated effective as of June 7, 2005 (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed with the Commission April 29, 2005).

5.1	—	Opinion of Maples and Calder with respect to validity of the issuance of securities.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Maples and Calder (included in Exhibit 5.1).

23.3	—	Consent of Netherland, Sewell & Associates, Inc.

23.4	—	Consent of DeGolyer and MacNaughton.

24.1	—	Powers of Attorney.

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on this 27 day of March, 2007.

GLOBALSANTAFE CORPORATION

By:	/s/ James L. McCulloch
James L. McCulloch
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on March 27, 2007 by the following persons in the capacities indicated.

Name and Signature	Capacity

* Robert E. Rose	Chairman of the Board of Directors

* Jon A. Marshall	President and Chief Executive Officer (Principal Executive Officer), Director

/s/ Michael R. Dawson Michael R. Dawson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert L. Herrin, Jr. Robert L. Herrin, Jr.	Vice President and Controller (Principal Accounting Officer)

/s/ James L. McCulloch James L. McCulloch	Senior Vice President and General Counsel (Authorized Representative in the United States)

* W. Richard Anderson	Director

* Ferdinand A. Berger	Director

Name and Signature	Capacity

* Thomas W. Cason	Director

* Richard L. George	Director

* Edward R. Muller	Director

* Paul J. Powers	Director

* Stephen J. Solarz	Director

* Carroll W. Suggs	Director

* John L. Whitmire	Director

*By:	/s/ James L. McCulloch
James L. McCulloch (Attorney in Fact)

EXHIBIT INDEX

Exhibit No.		Description
4.1*	—	Amended and Restated Memorandum of Association of GlobalSantaFe Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 25, 2006).

4.2*	—	Amended and Restated Articles of Association of GlobalSantaFe Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 25, 2006).

4.3*	—	GlobalSantaFe 2003 Long-Term Incentive Plan as amended and restated effective as of June 7, 2005 (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed with the Commission April 29, 2005).

5.1	—	Opinion of Maples and Calder with respect to validity of the issuance of securities.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Maples and Calder (included in Exhibit 5.1).

23.3	__	Consent of Netherland, Sewell & Associates, Inc.

23.4	__	Consent of DeGolyer and MacNaughton.

24.1	—	Powers of Attorney.

*	Incorporated herein by reference as indicated.